JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G with respect to the common stock, no par value, of PokerTek, Inc., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. The undersigned further agree that any amendments to such statement on Schedule 13G shall be filed jointly on behalf of each of them without the necessity of entering into additional joint filing agreements.

The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 13th day of February, 2007.

ARTHUR LEE LOMAX

/s/ Arthur Lee Lomax
Arthur Lee Lomax

GINA D. SILVESTRI

/s/ Gina D. Silvestri
Gina D. Silvestri

ARTHUR LEE LOMAX 2005 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Arthur Lee Lomax
Arthur Lee Lomax, Trustee